Exhibit 5.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 +1.713.223.2300 Office +1.800.404.3970 Fax www.bgllp.com

September 28, 2015

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

Ladies and Gentlemen:

We have acted as special counsel for Sysco Corporation, a Delaware corporation (the “Company”), in connection with the issuance by the Company of $750,000,000 aggregate principal amount of its 2.60% Notes due 2020 (the “2020 Notes”), $750,000,000 aggregate principal amount of its 3.75% Notes due 2025 (the “2025 Notes”) and $500,000,000 aggregate principal amount of its 4.85% Notes due 2045 (together with the 2020 Notes and the 2025 Notes, the “Notes”), in each case guaranteed by the Guarantors (as defined below), pursuant to (a) the Registration Statement of the Company and the Guarantors on Form S-3 (Registration No. 333-206568) (the “Registration Statement”), which was filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related prospectus dated August 25, 2015, as supplemented by the prospectus supplement relating to the sale of the Notes dated September 23, 2015 (as so supplemented, the “Prospectus”), as filed by the Company and the Guarantors with the Commission pursuant to Rule 424(b) under the Act. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of the Company on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The Notes and the related Guarantees (as defined below) are to be issued pursuant to the Indenture, dated as of June 15, 1995 (the “Base Indenture”), as supplemented and amended by the Thirteenth Supplemental Indenture thereto dated as of February 17, 2012 (the “Thirteenth Supplemental Indenture”), the Twenty-Second Supplemental Indenture thereto dated as of September 28, 2015 (the “Twenty-Second Supplemental Indenture”), the Twenty-Third Supplemental Indenture thereto dated as of September 28, 2015 (the “Twenty-Third Supplemental Indenture”), the Twenty-Fourth Supplemental Indenture thereto dated as of September 28, 2015 (the “Twenty-Fourth Supplemental Indenture”) and the Twenty-Fifth Supplemental Indenture thereto dated as of September 28, 2015 (the “Twenty-Fifth Supplemental Indenture”), among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as successor to First Union National Bank, as Trustee (the “Trustee”). The Base Indenture, as amended and supplemented by the Thirteenth Supplemental Indenture, the Twenty-Second Supplemental Indenture, the Twenty-Third Supplemental Indenture, the Twenty-Fourth Supplemental Indenture and the Twenty-Fifth Supplemental Indenture is referred to herein as the “Indenture.” The Notes are guaranteed to the extent provided in the Indenture (the “Guarantees”) by the Guarantors.

Sysco Corporation

September 28, 2015

We have examined originals, or copies certified or otherwise identified, of (i) the certificates of incorporation or certificates of formation of the Company and the Guarantors, as applicable, and the bylaws or limited liability company agreements of the Company and each of the Guarantors, as applicable; (ii) the Underwriting Agreement dated September 23, 2015 (the “Underwriting Agreement”) by and among the Company, the Guarantors named in Schedule I thereto (the “Guarantors”) and Goldman, Sachs & Co., J.P. Morgan Securities LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC, as representatives of the several Underwriters named in Schedule II thereto (the “Underwriters”), relating to the issuance and sale of the Notes and the Guarantees; (iii) the Registration Statement and the Prospectus; (iv) the Base Indenture; (v) the Thirteenth Supplemental Indenture; (vi) the Twenty-Second Supplemental Indenture; (vii) the Twenty-Third Supplemental Indenture; (viii) the Twenty-Fourth Supplemental Indenture; (ix) the Twenty-Fifth Supplemental Indenture; (x) certain resolutions of the board of directors, managing members or sole members of the Company and each of the Guarantors, as applicable; and (xi) certificates of public officials and of representatives of the Company and the Guarantors. We also have made such investigations of law and examined originals or copies of such other documents and records as we have deemed necessary and relevant as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates and representations of officers of each of the Company and the Guarantors, of governmental and public officials and of other sources believed by us to be responsible with respect to the accuracy of the material factual matters contained therein or covered thereby. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Notes have been duly executed, issued and delivered by the Company and authenticated and delivered by the Trustee in accordance with the terms of the Indenture and duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Notes and the related Guarantees will constitute legal, valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and each of the Guarantors, respectively, in accordance with their terms, except as such enforcement is subject to (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.

Sysco Corporation

September 28, 2015

In giving the foregoing opinion, we have assumed the due authorization of the Guarantees and the due authorization, execution and delivery of the Thirteenth Supplemental Indenture, the Twenty-Second Supplemental Indenture, the Twenty-Third Supplemental Indenture, the Twenty-Fourth Supplemental Indenture and the Twenty-Fifth Supplemental Indenture by each of the Guarantors incorporated or formed pursuant to the laws of any jurisdiction other than the State of Delaware. We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinion is limited to the relevant contract law of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the relevant federal law of the United States of America. We express no opinion with respect to the federal or state securities laws or blue sky laws of any jurisdiction, including the anti-fraud provisions of any such laws, or with respect to the law of any other jurisdiction. The opinion expressed herein is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Form 8-K and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP